Exhibit 4.1

NUMBER	UNITS
U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [ ]

ARTIUS II ACQUISITION INC. UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE, ONE RIGHT ENTITLING THE HOLDER TO RECEIVE ONE TENTH OF ONE CLASS A ORDINARY SHARE AND ONE CONTINGENT RIGHT

THIS CERTIFIES THAT is the owner of Units of Artius II Acquisition Inc., a Cayman Islands exempted company (the “Company”), transferrable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Each Unit (“Unit”) consists of (i) one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), of the Company, (ii) one (1) right (each, a “Right”) entitling the holder thereof to receive one tenth (1/10) of one Ordinary Share upon the consummation of the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and (iii) one (1) contingent right (each, a “Contingent Right”) to receive a pro rata share of 1,000,000 (or 1,150,000 if the underwriter’s over-allotment option is exercised in full) Ordinary Shares following the Initial Business Combination Redemption Time (as such term is defined in the Company’s Registration Statement on Form S-1 (File No. 333- ), as amended (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering) under certain circumstances. The Ordinary Shares and Rights comprising the Units represented by this certificate are not transferable separately prior to [_], 2024, unless Santander US Capital Markets LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when separate trading will begin. The Contingent Rights will not trade separately from the Ordinary Shares comprising the Units. The terms of the Rights are governed by a Rights Agreement, dated as of [_], 2024 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. The terms of the Contingent Rights are governed by a Contingent Rights Agreement, dated as of [_], 2024 (the “Contingent Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement and the Contingent Rights Agreement are on file at the office of the Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Ordinary Share and Rights holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of a duly authorized signatory of the Company.

Authorized Signatory

Transfer Agent

Artius II Acquisition Inc.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of equity or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	_________ Custodian _________
(Cust) (Minor)
TEN ENT	—	as tenants by the entireties
Under Uniform Gifts to Minors Act
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		_____________________________ (State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sell, assign and transfer unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated
Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

As more fully described in, and subject to the terms and conditions described in, the Company’s final prospectus for its initial public offering dated [●], 2024 the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering in the event that (i) the Company redeems the Ordinary Shares included in the Units sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the time period set forth in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, or (ii) if the holder(s) properly redeem for cash his, her or its respective Ordinary Shares included in the Units represented by this certificate in connection (x) with a general meeting called to approve the initial Business Combination, or (y) without a shareholder vote by means of a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination, or (z) with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Ordinary Shares included in the units sold in the Company’s initial public offering if it does not consummate an initial Business Combination within the time set forth in the Company’s Amended and Restated Memorandum and Articles of Association or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, as the same may be amended from time to time. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.

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